Exhibit 99.1

Central Garden & Pet Company Announces Record Fourth Quarter and Fiscal 2020 Operating Results

Fiscal 2020 net sales increased 13.1% to $2.7 billion

Fiscal 2020 diluted EPS of $2.20 vs. $1.61 for Fiscal 2019

Initial outlook for Fiscal 2021 EPS of $1.90 or better, adjusted EPS of $2.05 or better

Investor Day to be held on December 3, 2020

WALNUT CREEK, Calif.--(BUSINESS WIRE)--November 23, 2020--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA) ("Central"), a leading innovator, producer and distributor of branded and private label products for the lawn & garden and pet supplies markets, announced today record operating results for its fourth quarter and fiscal year 2020 ended September 26, 2020.

"Central delivered another record quarter and completed a truly extraordinary year in the company's history thanks to the hard work and dedication of our employees and our relentless focus on meeting the needs of our customers and consumers. I could not be more proud of what our team has accomplished in my first full year at the helm of this great company," said Tim Cofer, CEO of Central Garden & Pet.

Cofer continued, "I continue to be excited about the long-term growth potential of Central as we make progress against our new Vision2025 strategy, which will be shared during our Investor Day on December 3, 2020. At this event, you will hear more about our new strategy, engage with our senior leaders and learn about how the company is poised to deliver significant shareholder value in the future."

Fiscal 2020 Summary

Net sales of $2.7 billion increased 13.1% compared to $2.4 billion a year ago, principally driven by organic strength in both the Garden and Pet segments as well as the inorganic contribution of the Company's Arden and C&S acquisitions. Pet net sales for fiscal 2020 increased 12.8% to $1,562.2, and Garden net sales for fiscal 2020 increased 13.5% to $1,133.3 million. Total Company organic net sales increased 10.7%, with the most significant contributions coming from distribution, dog treats and chews, wild bird feed, controls and fertilizers. These gains were partially offset by the impact of exiting the pottery business.

Fiscal year gross margin increased 10 basis points to 29.6%, primarily due to favorable mix of products, including the favorable impact of businesses acquired in 2019, partially offset by higher COVID-19 related costs.

Operating income of $198.0 million increased 30.2% from $152.1 million in fiscal 2019. Operating margin increased 90 basis points to 7.3% compared to 6.4% in fiscal 2019, due to improved overhead leverage, pandemic-related reductions in promotional activity and travel as well as gross margin gains.

Other expense was $4.3 million compared to other income of $0.2 million in the prior year. The difference was primarily due to a non-cash impairment charge of $3.6 million in the third quarter of fiscal 2020, related to the Company's investment in two joint ventures impacted by the COVID-19 pandemic. Net interest expense was $40 million compared to $33.1 million in fiscal 2019. The increase was primarily driven by lower interest income on our cash balance resulting from lower market interest rates.

The Company's net income was $120.7 million, an increase of 30.1% compared to $92.8 million in fiscal 2019. Diluted earnings per share grew 36.6% to $2.20, compared to $1.61 in the prior year driven by strong operating results as well as a 5.0% decrease in the number of shares outstanding compared to the prior year. EBITDA increased 24.9%, or $50.4 million, to $253.3 million compared with fiscal 2019.

Cash flow from operations increased to $264.3 million, up 28.9% or $59.3 million compared to the prior year.

Fiscal 2020 Fourth Quarter Financial Results

Net sales increased 25.0% to $676.0 million compared to $540.7 million in the fourth quarter a year ago. The Company has now lapped its most recent acquisitions, Arden and C&S Products, and as such the entire net sales gain was driven by organic growth in both segments.

Gross margin increased to 29.0%, an improvement of 150 basis points compared to the fourth quarter a year ago, primarily driven by favorable mix of product sales and pricing. Operating income for the quarter increased to $25.2 million compared to $10.9 million in the prior year quarter. Operating margin increased 170 basis points to 3.7% compared to 2.0% in the prior year quarter, due to gross margin gains and improved operating leverage.

The Company's net income was $13.6 million compared to $2.4 million in the prior year quarter, and earnings per fully-diluted share grew to $0.25 versus $0.04 in the fourth quarter of fiscal 2019. EBITDA for the quarter was $40.9 million, up 67.9% from $24.4 million in the fourth quarter a year ago.

Pet Segment Fiscal 2020 Fourth Quarter Results

Fourth quarter net sales for the Pet segment increased 22.0% from the same period a year ago, to $434.1 million. The most significant contributions to the segment's strong growth came from dog treats and chews, distribution, as well as small animal consumables and supplies.

The Pet segment’s operating income grew 28.0% as compared to the same period a year ago to $39.6 million. Operating margin of 9.1% reflected an increase of 40 basis points compared to the fourth quarter a year ago, primarily driven by volume strength, favorable product mix and overhead efficiencies, partially offset by cost increases in key commodities and freight.

Garden Segment Fiscal 2020 Fourth Quarter Results

Net sales for the Garden segment increased 30.9% from the same period a year ago, to $241.9 million. The most significant contributions to the segment's strong growth came from distribution, controls and fertilizers, wild bird feed and live plants supported by highly favorable weather conditions.

The Garden segment’s operating income increased to $10.2 million as compared to $0.3 million in the fourth quarter a year ago. Operating margin increased by 400 basis points to 4.2% compared to 0.2% in the prior year quarter, primarily driven by improved operating leverage, favorable product mix and pricing partially offset by cost inflation.

Additional Information

At September 26, 2020, the Company’s cash and cash equivalents was $652.7 million, compared to $497.7 million a year ago. Cash flow from operations for the fourth quarter of fiscal 2020 was $175.4 million, compared to $112.2 million in the fourth quarter of fiscal 2019.

Total debt at September 26, 2020 was $694.1 million compared to $693.2 million at September 28, 2019. Net interest expense was $10.5 million for the fourth quarter compared to $8.1 million in the prior-year period, primarily due to lower interest income resulting from lower market interest rates. The Company's leverage ratio at the end of the quarter and the year, as defined in the Company's credit agreement, was 2.2x compared to 3.1x in the prior year quarter.

The Company's effective tax rate for the full fiscal year was 21.0% compared with 22.3% in the prior year, principally due to lower state taxes.

2021 Outlook

The Company currently projects fiscal 2021 GAAP EPS of $1.90 or better. This translates to fiscal 2021 adjusted EPS of $2.05 or better.

The projected decline compared to fiscal 2020 reflects increased investments in capacity expansion, brand building and eCommerce as the Company continues to invest in sustainable growth, increases in labor and freight cost as well as key commodities, in addition to resuming more normal levels of promotional activity and travel.

The Company also anticipates second-half headwinds associated with lapping almost ideal weather for the gardening season and the COVID-19 tailwinds in 2020.

In addition, the Company anticipates an incremental interest expense in the range of $0.14-$0.16 related to recognizing the impacts of the call premium and unamortized debt issuance cost on the debt being retired.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time | 1:30 p.m. Pacific Time to discuss its fourth quarter and fiscal year 2020 results. The conference call will be accessible through Central’s website, http://ir.central.com.

Alternatively, to listen to the call by telephone, dial (201) 689-8345 (domestic and international) using confirmation #13711013. A replay of the call will be available for three days by dialing (201) 612-7415 and entering confirmation #13711013.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, producer and distributor of branded and private label products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, and OVER-N-OUT®; fertilizer and the brands PENNINGTON® and IRONITE®; live plants from BELL NURSERY; outdoor cushions and pillows from ARDEN COMPANIES; and decorative outdoor patio products under the PENNINGTON® brand. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™, COMFORT ZONE®, FARNAM®, HORSE HEALTH™ and VITAFLEX®; aquatics and reptile and the brands AQUEON®, CORALIFE®, SEGREST™ and ZILLA®; bird & small animal and the brands KAYTEE®, Forti-Diet® and CRITTER TRAIL®; and dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, IMS®, CADET®, DMC™, and K&H Pet Products™. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 6,300 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company's SEC filings, please visit the Company’s website at www.central.com.

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for increased investment levels to drive capacity expansion, brand building and eCommerce, increases in labor and freight cost as well as key commodities, in addition to resuming more normal levels of travel and entertainment and promotional activity and their impact on future growth, and earnings guidance for the full fiscal 2021, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  the impact of the COVID-19 pandemic on our business, including but not limited to, (i) the impact on our workforce, operations, supply chain, demand for our products and services, and our financial results and condition, (ii) our ability to successfully manage the challenges associated with the COVID-19 pandemic, and (iii) the potential for decreased demand for the Company’s products once the pandemic lessens and consumers return to normal purchasing patterns;
  the success of our new Vision2025 strategy;
  seasonality and fluctuations in the Company’s operating results and cash flow;
  fluctuations in market prices for seeds and grains and other raw materials and the Company’s ability to pass through cost increases in a timely manner;
  adverse weather conditions;
  our dependence upon our key executives;
  potential acquisitions;
  the impact of new accounting regulations on the Company's tax rate;
  our ability to recover losses and mitigate business interruption caused by the fire at our DMC facility in Texas;
  dependence on a small number of customers for a significant portion of our business;
  the impact of tariffs or further expansion of the trade war;
  risk associated with litigation arising from our business;
  uncertainty about new product innovations and marketing programs; and
  competition in our industries.

These risks and others are described in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)

ASSETS	September 26, 2020	September 28, 2019
Current assets:
Cash and cash equivalents	$652,712	$497,749
Restricted cash	13,685	12,952
Accounts receivable, net	391,773	300,135
Inventories	439,615	466,197
Prepaid expenses and other	27,498	30,160
Total current assets	1,525,283	1,307,193

Plant, property and equipment, net	244,667	245,405
Goodwill	289,955	286,077
Other intangible assets, net	134,924	146,137
Operating lease right-of-use assets	115,882	—
Other assets	28,653	40,208
Total	$2,339,364	$2,025,020

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$205,234	$149,246
Accrued expenses	201,436	129,166
Current lease liabilities	33,495	—
Current portion of long-term debt	97	113
Total current liabilities	440,262	278,525

Long-term debt	693,956	693,037
Long-term lease liabilities	86,516	—
Deferred income taxes and other long-term obligations	40,956	57,281

Equity:
Common stock	113	115
Class A common stock	419	430
Class B stock	16	16
Additional paid-in capital	566,883	575,380
Retained earnings	510,781	421,742
Accumulated other comprehensive income (loss)	(1,409)	(1,676)
Total Central Garden & Pet shareholders’ equity	1,076,803	996,007
Noncontrolling interest	871	170
Total equity	1,077,674	996,177
Total	$2,339,364	$2,025,020

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Fiscal Year Ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Net sales	$675,969	$540,744	$2,695,509	$2,383,010
Cost of goods sold and occupancy	479,854	392,220	1,898,951	1,678,969
Gross profit	196,115	148,524	796,558	704,041
Selling, general and administrative expenses	170,948	137,661	598,581	551,973
Operating income	25,167	10,863	197,977	152,068
Interest expense	(10,793)	(10,684)	(44,016)	(42,614)
Interest income	248	2,584	4,027	9,554
Other (expense) income, net	(35)	(245)	(4,250)	243
Income before income taxes and noncontrolling interest	14,587	2,518	153,738	119,251
Income tax (benefit) expense	1,007	573	32,218	26,604
Net income including noncontrolling interest	13,580	1,945	121,520	92,647
Net income (loss) attributable to noncontrolling interest	(9)	(495)	844	(139)
Net income attributable to Central Garden & Pet Company	$13,589	$2,440	$120,676	$92,786

Net income per share attributable to Central Garden & Pet Company:
Basic	$0.25	$0.04	$2.23	$1.63
Diluted	$0.25	$0.04	$2.20	$1.61

Weighted average shares used in the computation of net income per share:
Basic	53,619	56,017	54,008	56,770
Diluted	54,515	56,618	54,738	57,611

Use of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States (GAAP). However, to supplement the financial results prepared in accordance with GAAP, we use non-GAAP financial measures including EBITDA, organic sales, non-GAAP operating income on a consolidated and segment basis, and non-GAAP net income and diluted net income per share.

Management believes these non-GAAP financial measures that exclude the impact of specific items (described below) may be useful to investors in their assessment of our ongoing operating performance and provide additional meaningful comparisons between current results and results in prior operating periods.

EBITDA is defined by us as income before income tax, net other expense, net interest expense and depreciation and amortization (or operating income plus depreciation and amortization expense). We present EBITDA because we believe that EBITDA is a useful supplemental measure in evaluating the cash flows and performance of our business and provides greater transparency into our results of operations. EBITDA is used by our management to perform such evaluation. EBITDA should not be considered in isolation or as a substitute for cash flow from operations, income from operations or other income statement measures prepared in accordance with GAAP. We believe that EBITDA is frequently used by investors, securities analysts and other interested parties in their evaluation of companies, many of which present EBITDA when reporting their results. Other companies may calculate EBITDA differently and it may not be comparable.

We have also provided organic net sales, a non-GAAP measure that excludes the impact of businesses purchased or exited in the prior 12 months, because we believe it permits investors to better understand the performance of our historical business without the impact of recent acquisitions or dispositions.

The reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. We believe that the non-GAAP financial measures provide useful information to investors and other users of our financial statements, by allowing for greater transparency in the review of our financial and operating performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our performance, and we believe these measures similarly may be useful to investors in evaluating our financial and operating performance and the trends in our business from management's point of view. While our management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read in conjunction with those GAAP results. Management does not attempt to provide reconciliations of forward-looking non-GAAP EPS guidance to projected GAAP EPS guidance because the combined impact and timing of recognition of these potential charges or gains is inherent uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the Company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of financial performance.

Non-GAAP financial measures reflect adjustments based on the following items:

  Gains from the fair value remeasurement of previously held investment interests: we have excluded the impact of the fair value remeasurement of a previously held investment interest as it represents an infrequent transaction that occurs in limited circumstances that impacts the comparability between operating periods. We believe the adjustment of this gain supplements the GAAP information with a measure that may be used to assess the sustainability of our operating performance.
  Asset impairment charges: we have excluded the impact of asset impairments on intangible assets as such non-cash amounts are inconsistent in amount and frequency. We believe that the adjustment of these charges supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
  Tax impact: adjustment represents the impact of the tax effect of the pre-tax non-GAAP adjustments excluded from non-GAAP net income. The tax impact of the non-GAAP adjustments is calculated based on the consolidated effective tax rate on a GAAP basis, applied to the non-GAAP adjustments, unless the underlying item has a materially different tax treatment.

From time to time in the future, there may be other items that we may exclude if we believe that doing so is consistent with the goal of providing useful information to investors and management.

The non-GAAP adjustments made reflect the following:

(1)	During the third quarter of fiscal 2020, we recorded a $3.6 million non-cash impairment charge for two private company investments. The Impairment was recorded as part of other income (expense).
(2)

During the second quarter of fiscal 2019, we recorded a $3.2 million non-cash gain in our Garden segment from the fair value remeasurement of our previously held 45% interest in Arden upon our acquisition of the remaining 55% interest. The gain was recorded as part of selling, general and administrative costs in the condensed consolidated statements of operations.

(3)

During the second quarter of fiscal 2019, we recognized a non-cash impairment charge in our Pet segment of $2.5 million related to the impairment of intangible assets caused by a retail customer exiting the live fish business. The adjustment was recorded as part of selling, general and administrative costs.

		GAAP to Non-GAAP Reconciliation For the Fiscal Year Ended
		Consolidated
		September 26, 2020	September 28, 2019
		(in thousands)
Operating Income Reconciliation
GAAP operating income		$197,977	$152,068
Previously held investment interest fair value remeasurement	(2)	—	(3,215)
Intangible asset impairment	(3)	—	2,540
Non-GAAP operating income		$197,977	$151,393

Pet Segment Operating Income Reconciliation
GAAP Pet segment operating income		$154,190	$122,727
Intangible asset impairment	(3)	—	2,540
Non-GAAP Pet segment operating income		$154,190	$125,267

Garden Segment Operating Income Reconciliation
GAAP Garden segment operating income		$132,592	$102,170
Previously held investment interest fair value remeasurement	(2)	—	(3,215)
Non-GAAP Garden segment operating income		$132,592	$98,955
		GAAP to Non-GAAP Reconciliation For the Fiscal Year Ended
		(in thousands, except per share amounts
Net Income and Diluted Net Income Per Share Reconciliation		September 26, 2020	September 28, 2019
GAAP net income attributable to Central Garden & Pet		$120,676	$92,786
Previously held investment interest fair value remeasurement	(2)	—	(3,215)
Investment Impairments	(1)	3,566	—
Intangible asset impairment	(3)	—	2,540
Tax effect of remeasurement and impairment		(747)	151
Non-GAAP net income attributable to Central Garden & Pet		$123,495	$92,262
GAAP diluted net income per share		$2.20	$1.61
Non-GAAP diluted net income per share		$2.26	$1.60
Shares used in GAAP and non-GAAP diluted net earnings per share calculation		54,738	57,611

Organic Net Sales Reconciliation

We have provided organic net sales, a non-GAAP measure that excludes the impact of recent acquisitions and dispositions, because we believe it permits investors to better understand the performance of our historical business. We define organic net sales as net sales from our historical business derived by excluding the net sales from businesses acquired or exited in the preceding 12 months. After an acquired business has been part of our consolidated results for 12 months, the change in net sales thereafter is considered part of the increase or decrease in organic net sales.

	GAAP to Non-GAAP Reconciliation For the Fiscal Year Ended September 26, 2020
	(in millions)
	Consolidated		Pet Segment		Garden Segment
		Percent Change		Percent Change		Percent Change
Reported net sales FY 2020 (GAAP)	$2,695.5		$1,562.2		$1,133.3
Reported net sales FY 2019 (GAAP)	2,383.0		1,384.7		998.3
Increase in net sales	312.5	13.1%	177.5	12.8%	135	13.5%
Effect of acquisitions and dispositions on increase in net sales	58.4		29.6		28.8
Increase in organic net sales	$254.1	10.7%	$147.9	10.7%	$106.2	10.6%
	GAAP to Non-GAAP Reconciliation For the Fiscal Year Ended September 28, 2019
	(in millions)
	Consolidated		Pet Segment		Garden Segment
		Percent Change		Percent Change		Percent Change
Reported net sales FY 2019 (GAAP)	$2,383.0		$1,384.7		$998.3
Reported net sales FY 2018 (GAAP)	2,215.4		1,340.9		874.5
Increase in net sales	167.6	7.6%	43.8	3.3%	123.8	14.2%
Effect of acquisitions and dispositions on increase in net sales	134.7		46.3		88.4
Increase (decrease) in organic net sales	$32.9	1.5%	$(2.5)	(0.2)%	$35.4	4.0%

EBITDA Reconciliation

The following is a reconciliation of net income to EBITDA:

	GAAP to non-GAAP Reconciliation Fiscal Year Ended September 26, 2020
	(in thousands)
EBITDA Reconciliation	Total	Garden	Pet	Corp
Net income attributable to Central Garden & Pet	$120,676	—	—	—
Interest expense, net	39,989	—	—	—
Other expense	4,250	—	—	—
Income tax expense	32,218	—	—	—
Net income attributable to noncontrolling interest	844	—	—	—
Sum of items below operating income	77,301	—	—	—
Income (loss) from operations	197,977	$132,592	$154,190	$(88,805)
Depreciation & amortization	55,359	13,520	$35,186	$6,653
EBITDA	$253,336	$146,112	189,376	(82,152)
	GAAP to non-GAAP Reconciliation Fiscal Year Ended September 28, 2019
	(in thousands)
EBITDA Reconciliation	Total	Garden	Pet	Corp
Net income attributable to Central Garden & Pet	$92,786	—	—	—
Interest expense, net	33,060	—	—	—
Other income	(243)	—	—	—
Income tax expense	26,604	—	—	—
Net loss attributable to noncontrolling interest	(139)	—	—	—
Sum of items below operating income	59,282	—	—	—
Income (loss) from operations	152,068	102,170	122,727	(72,829)
Depreciation & amortization	50,828	11,959	32,803	6,066
EBITDA	$202,896	$114,129	155,530	(66,763)

	GAAP to non-GAAP Reconciliation Quarter Ended September 26, 2020
	(in thousands)
EBITDA Reconciliation	Total	Garden	Pet	Corp

Net income attributable to Central Garden & Pet	$13,589	—	—	—
Interest expense, net	10,545	—	—	—
Other expense	35	—	—	—
Income tax expense	1,007	—	—	—
Net loss income attributable to noncontrolling interest	(9)	—	—	—
Sum of items below operating income	$11,578	$—	$—	$—
Income (loss) from operations	25,167	10,153	39,591	(24,577)
Depreciation & amortization	15,761	3,363	9,881	2,517
EBITDA	$40,928	$13,516	$49,472	$(22,060)
	GAAP to non-GAAP Reconciliation Quarter Ended September 28, 2019
	(in thousands)
EBITDA Reconciliation	Total	Garden	Pet	Corp
Net income attributable to Central Garden & Pet	$2,440	—	—	—
Interest expense, net	$8,100	—	—	—
Other income	$245	—	—	—
Income tax expense	$573	—	—	—
Net loss attributable to noncontrolling interest	(495)	—	—	—
Sum of items below operating income	$8,423	$—	$—	$—
Income (loss) from operations	$10,863	349	30,922	(20,408)
Depreciation & amortization	13,517	3,324	$8,625	$1,568
EBITDA	$24,380	$3,673	$39,547	$(18,840)

Contacts

Investor Relations Contact:
Friederike Edelmann
VP of Investor Relations
925.948.3657